Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Single Touch Systems, Inc. on Form S-1 of our report dated January 13, 2010, with respect to our audits of the consolidated financial statements of Single Touch Systems Inc. and Subsidiaries as of September 30, 2009 and 2008 and for the years ended September 30, 2009 and 2008, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Weaver & Martin LLC

Kansas City, Missouri
November 12, 2010